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                                                                    Exhibit 10.9

                              DANAHER CORPORATION
                             1250 24TH STREET, N.W.
                                   SUITE 800
                             WASHINGTON, D.C. 20037
                                 (202) 828-0850

   GEORGE M. SHERMAN
     PRESIDENT AND
CHIEF EXECUTIVE OFFICER

                                  March 8, 1996

         Mr. Steven Simms
         207 Lambeth Road
         Baltimore, MD 21218

         Dear Steve:

                Thank you very much for the time spent during our recent series of discussions. I hope the opportunity to meet with some of our key executives, review some of our strategies and tour a few factories helped you see first-hand the positive and highly effective culture we enjoy at Danaher. We share your enthusiasm and look forward to your becoming a part of the Danaher team.

                I am pleased to present you with the following offer of employment.

                Title:                  Group Executive & Corporate Vice
                                        President
                Start Date:             March 18, 1996
                Annual Compensation:    Base Salary:           $265,000.00
                                        Target Bonus $ (%)     $140,450.00 (53%)
                                                               -----------
                                        Target Total:          $405,450.00

                Your initial Group Executive assignment will include more than $400 million in revenue, including full P&L and operational responsibility for the Professional Tool Division, Matco Tools and Hennessy Industries. You will take direct management control of the Professional Tool Division in the capacity of President, with Matco/Hennessy reporting to you through a President.

                You will participate in the 1996 Executive Incentive Compensation Plan (ICP) on a full year basis. Normally, ICP payments are made during the first quarter of the following year. In addition, you will participate, in our "Executive Deferred Incentive Program"
         (EDIP), an exclusive executive benefit designed to

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Mr. Steven Simms
March 8, 1996
Page 2

provide you with long term earnings based on the continued appreciation of Danaher Corporation stock. You will also be provided with a company car as well as a country club membership.

        You will participate in the Danaher Associate Stock Option Program. This offer includes an initial grant of 100,000 shares. The option price of these shares will be established by the NYSE closing price on your first day of employment. You will receive further details shortly thereafter from Pat Allender's office.

        You will also receive an outright grant of 15,000 shares of Danaher Corporation stock based on a three year vesting schedule. While the vesting schedule will provide you with ownership rights equal to 5,000 shares per year on each of your first three anniversary dates, the actual transfer of ownership will occur following your third anniversary.

        You will be eligible for all regular exempt associate benefits (with the exception of severance benefits as noted below), and you will be eligible for comprehensive medical, dental and life insurance benefits immediately upon your first day of employment. With respect to severance benefits, should your employment be involuntarily terminated for other than malfeasance, you will be entitled to one year continuation of your base salary, medical benefits and company car benefits. Brochures on our various benefit programs, including the Danaher Retirement and Savings Plan, are enclosed. If you would like to review them or have any questions on benefits, please feel free to call Dennis Longo at your convenience.

        Steve, this offer of employment is contingent upon:

        ** your completing and signing, prior to employment and yearly thereafter, our Inventions, Trademarks and Copyrights Agreement, Code of Business Conduct Certification, and Conflict of Interest Questionnaire (copies enclosed) and,

        **   successfully passing our pre-employment physical.

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Mr. Steven Simms
March 8, 1996
Page 3


     In order to confirm your understanding and acceptance of these terms and conditions, please sign the original copy of this letter in the space indicated below and return it to me. An additional copy is enclosed for your personal records.

     I look forward to working with you on our "journey to excellence" as we strive to achieve our vision and long-term objectives. Should you have any questions in the meantime, please don't hesitate to call.

                                                Best Regards,


                                                /s/ George M. Sherman
                                                    George M. Sherman

GMS/ljg

cc: Dennis Longo


I understand and accept the terms and conditions of this offer of employment.


                                        /s/ Steven Simms
                                        -------------------
                                        Steven Simms